Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-133103) and related Prospectus of Atlantic Tele-Network, Inc. for the registration of (i) Common Stock, Preferred Stock, Depositary Shares, Warrants, Debt Securities and Units of Atlantic Tele-Network, Inc. up to $200,000,000 Aggregate Amount  and (ii) Selling Stockholder Common Stock of up to 1,500,000 shares, and to the incorporation by reference therein of our report dated June 10, 2005 with respect to the consolidated financial statements of Commnet Wireless, LLC included in Atlantic Tele-Network, Inc.’s Amendment to Current Report (Form 8-K/A) filed November 14, 2005 with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
Atlanta, Georgia
May 25, 2006